         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002
                                         REGISTRATION STATEMENT NO. 333-83762


-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              --------------------

                                STOCKERYALE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MASSACHUSETTS                                   04-2114473
    (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                              --------------------

                                32 HAMPSHIRE ROAD
                           SALEM, NEW HAMPSHIRE 03079
                                 (603) 893-8778

               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                                MARK W. BLODGETT
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                StockerYale, Inc.
                                32 Hampshire Road
                           Salem, New Hampshire 03079
                                 (603) 893-8778
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE OF AGENT FOR SERVICE)

                              --------------------

                 COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                              STUART M. CABLE, P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | | ___________

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |



                            -------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------

              SUBJECT TO COMPLETION, DATED             , 2002

PROSPECTUS

                                1,488,754 Shares
                                STOCKERYALE, INC.


                                  Common Stock
                          (par value $0.001 per share)

         The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 1,488,754 shares of common stock of StockerYale, Inc. StockerYale is filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of these shares of common stock.


         The common stock of StockerYale is traded under the symbol "STKR" on The Nasdaq National Market. On April 1, 2002, the reported closing price for the common stock on The Nasdaq National Market was $7.38 per share.


         StockerYale will not receive any of the proceeds from the sale of these shares of common stock. StockerYale has agreed to bear all of the expenses in connection with the registration and sale of these shares of common stock (other than underwriting discounts and selling commissions).

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           ---------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------


                 THE DATE OF THIS PROSPECTUS IS           , 2002

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These secuties may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitaion of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               PROSPECTUS SUMMARY

         This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. As this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

DESCRIPTION OF STOCKERYALE

         StockerYale was incorporated under the laws of The Commonwealth of Massachusetts in 1951. We are an independent designer and manufacturer of optical communication sub-components, as well as lasers, fluorescent lighting and fiber optic illumination products used in industrial inspection and machine vision applications. Our optical communication sub-component products consist primarily of specialty optical fiber used in the building of optical communication networks and phase masks which are used in the production of fiber Bragg gratings, a component used in other optical communication components that enhance the capacity of optical communication networks. Our phase masks and industrial inspection and machine vision products account for the primary portion of our revenues. We operate in company-owned facilities in Salem, New Hampshire and Saint-Laurent, Quebec and in two leased spaces: one in Cork, Ireland and the other in Singapore. Our principal executive office is located at 32 Hampshire Road, Salem, New Hampshire 03079. Our telephone number is (603) 893-8778. Our common stock is listed on the Nasdaq National Market under the symbol "STKR."

THE OFFERING

         This prospectus relates to 1,488,754 shares of our common stock that may be offered for sale by the selling stockholders. We originally issued 1,242,600 of these shares of common stock in a series of private placements between January 22, 2002 and March 4, 2002. In those private placements, we granted registration rights to the investors. We are registering the common stock covered by this prospectus primarily in order to fulfill our contractual obligations with regards to these registration rights. In addition, we have also registered 246,154 shares of common stock issued to our Chief Executive Officer in settlement of certain company indebtedness to him in January 1999. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

         We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares of common stock registered under this prospectus through agents or dealers, directly to one or more individuals, institutions or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution."

                                  RISK FACTORS

         You should carefully consider the following risks before investing in our common stock. You should also refer to and consider all of the information included or incorporated by reference in this prospectus, including the financial statements and related notes. The risks described below are only those risks we believe to be material. There may be additional risks that we view as not material or of which we are not presently aware.

BECAUSE OUR SPECIALTY OPTICAL FIBER BUSINESS IS NEW AND UNPROVEN, OUR OPERATING HISTORY IS NOT INDICATIVE OF FUTURE PERFORMANCE

         In early 2000, we made a corporate decision to focus our efforts on our existing specialized illumination product lines and to leverage our experience in manufacturing phase masks to develop and sell other optical communication sub-components. In particular, within the past year, we have been focusing on developing and manufacturing specialty optical fiber for use in wavelength amplifiers and other components of the all-optical communications network. Because our new business strategy was implemented recently, we do not have an operating history upon which you can evaluate our prospects, and you should not rely upon our past performance to predict our future performance. In order to focus our resources on the lines of business that we believe will ultimately be the most profitable for the company, we have also discontinued certain of our historical lines of business, including our Stilson machine tool and accessories division, which was sold in September 2001, our compass business, which was sold in September 1999, our watch business, which was sold in August 2000, and our printer and recorder product line, which we announced that we were discontinuing in December 2000. Accordingly, our operating history is not indicative of our future performance.

OUR QUARTERLY RESULTS ARE LIKELY TO BE VOLATILE

         The implementation of our new business strategy and the emerging nature of our marketplace make prediction of future revenues difficult. We believe that our ability to accurately forecast revenues from sales of our products is also limited because of the sales cycle involved in selling our products. This makes it difficult to predict the quarter in which sales will occur. Our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

         Our operating results have varied on a quarterly basis during our operating history and are likely to fluctuate significantly in the future. Our operating results may be below the expectations of our investors as a result of a variety of factors, many of which are outside of our control. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

OUR HISTORY OF LOSSES AND THE UNCERTAINTY OF OUR FUTURE PROFITABILITY MAKES OUR COMMON STOCK A HIGHLY SPECULATIVE INVESTMENT

         We have experienced operating losses during each of the years ending December 31, 1997, 1998, 1999 and 2000 and the nine-month period ended September 30, 2001, and we may continue to incur losses. We cannot predict the size or duration of any future losses. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

WE MAY BE UNABLE TO FUND THE INITIATIVES REQUIRED TO ACHIEVE OUR NEW BUSINESS STRATEGY

         We have implemented a program of strategic initiatives to shift our business focus to our specialty optical fiber, optical sub-component and specialized illumination products. Our initiatives include short-term funding commitments, such as the expansion of manufacturing capacity through new construction, the acquisition of specialized manufacturing equipment, the expansion of our research and development capabilities including joint ventures and long-term (i.e., greater than 12 months) funding commitments, such as our joint venture arrangements. We are presently funding these activities with available cash and financing from outside sources, such as our credit facilities. While we currently believe that we have sufficient resources to fund our foreseeable operating losses, joint venture obligations and capital expenditure obligations for the next 12 months, we cannot guarantee that we will have sufficient capital available or be able to obtain financing on satisfactory terms at such future times as these initiatives require funding.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS AND MAY NOT BE ABLE TO SHIP PRODUCTS ON TIME IF WE ARE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF RAW MATERIALS AND EQUIPMENT ON A TIMELY BASIS

         We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. We typically do not have long-term agreements with our suppliers and, therefore, our suppliers generally may stop supplying materials and equipment to us at any time. The reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

AN IMPAIRMENT OF GOODWILL COULD AFFECT NET INCOME, AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, REPORTED BY STOCKERYALE

         We currently have goodwill on our balance sheet as a result of business combinations consummated in prior years. In accordance with the applicable accounting standards, we periodically assess the value of this goodwill in light of current circumstances to determine whether an impairment has occurred. If an impairment should occur, we would reduce the carrying amount to its fair market value and record the amount of that reduction as a non-cash charge to our income, which could effect our net income reported in that quarter in accordance with generally accepted accounting principles. For example, we are assessing our goodwill resulting from the acquisition of StockerYale Ireland in light of recent reductions in force in that business. At this time, we cannot definitively state whether an impairment has occurred and, if so, the extent of any such impairment.

A SMALL NUMBER OF AFFILIATED STOCKHOLDERS CONTROL A SIGNIFICANT PORTION OF OUR STOCK


         As of the date hereof, our executive officers and directors as a group beneficially own or control approximately forty-one percent (41%) of our common stock. Accordingly, these persons will have the ability to significantly influence our Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company. Furthermore, such influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of our common stock.


THE LOSS OF OUR KEY PERSONNEL OR THE INABILITY TO RECRUIT ADDITIONAL PERSONNEL MAY HARM OUR BUSINESS

         We are highly dependent on our senior and middle management as well as our technical and research personnel. In particular, the loss of either Mark W. Blodgett, our Chairman and Chief Executive Officer, or Alain Beauregard, our President and Chief Technology Officer, could harm us significantly. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect our business, results of operations, financial condition or future prospects.

THE SHARES ELIGIBLE FOR FUTURE SALE MAY HAVE NEGATIVE IMPACT ON THE STOCK PRICE


         Sales of substantial amounts of common stock in the public market following the sale of the 1,488,754 shares offered hereby could have an adverse effect on the market price of the common stock. In addition to the 1,488,754 shares offered hereby, 10,515,882 previously issued and outstanding shares of common stock are currently eligible for sale subject to the provisions of applicable securities laws. We have granted options to purchase 2,286,824 shares of common stock pursuant to our stock option plans, which are covered by registration statements on file with the Securities and Exchange Commission and options and warrants to purchase 19,957 shares of common stock outside of any plan. In addition, a subsidiary of StockerYale, Lasiris Holdings, Inc., has 656,365 shares of capital stock outstanding that are exchangeable into shares of our common stock on a one-for-one basis at the option of the holders. Lasiris Holdings is the entity through which StockerYale acquired and continues to own StockerYale Canada (formerly known as Lasiris, Inc.).


WE DO NOT PLAN TO PAY DIVIDENDS ON OUR COMMON STOCK

         We have not and do not expect to declare or pay any cash dividends in the foreseeable future. We intend to retain all earnings, if any, in order to expand our operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Risk Factors" and elsewhere in this prospectus, including some of the statements in the documents incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements include, for example, statements relating to business strategy and prospects, future capital expenditures, sources and availability of capital, governmental regulations and their effect on us and competition. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential", or the negative of such terms or other comparable terminology, which predict or indicate future events and trends and which do not relate to historical matters.

         You should not unduly rely on forward-looking statements, because these statements involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the matters discussed under the caption "Risk Factors." You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

         We caution you that, while forward looking statements reflect the Company's good faith beliefs, these statements are not guarantees of future performance. In addition, these statements were based on information, plans and estimates at the date of this prospectus, and we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise.

                                 USE OF PROCEEDS

         StockerYale will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                               REGISTRATION RIGHTS

         The following is a summary of the material terms and provisions of the registration rights which we granted to the investors in connection with the private placement. It may not contain all of the information that is important to you. You can access complete information by referring to the form of stock purchase agreement, which was filed as an exhibit to the registration statement of which this prospectus is a part.

         We are primarily filing this registration statement pursuant to the terms of the registration rights granted to the investors in connection with the private placement. Under the registration rights granted in the private placement, we must use our commercially reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission within 90 days of the date on which shares of our common stock were issued to the investors, and we must keep the registration statement continuously effective until the earlier of:

o the date on which the investors may sell the shares of common stock without registration under the Securities Act of 1933, as amended;

o the date on which the investors have sold all their shares of common stock covered by this prospectus pursuant to the registration statement or otherwise; or

o two years after the date on which shares of our common stock were issued to the investors.

         Any shares of common stock sold by the investors pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement. We have agreed to bear the expenses of registering the sale of the shares of common stock by the investors.

         Pursuant to the registration rights, we have agreed to indemnify the investors against all losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights.

         In addition, the investors have agreed to indemnify us, our officers, directors, and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws which result from:

o information furnished to us by the investors for use in the registration statement or this prospectus or

o any investor's failure to comply with certain provisions of the form of stock purchase agreement, a copy of which was filed as an exhibit to the registration statement of which this prospectus is a part.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of March 4, 2002, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of their shares of common stock.

         The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of March 4, 2002 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.



                                                                                                       SHARES OF
                                                           SHARES OF                               COMMON STOCK OWNED
                                                          COMMON STOCK          SHARES OF        AFTER THE OFFERING (1)
                                                          OWNED AS OF          COMMON STOCK     -----------------------
SELLING STOCKHOLDER                                      MARCH 4, 2002        OFFERED HEREBY      NUMBER    PERCENT (2)
-------------------                                      -------------        --------------    -----------------------
Arrow Eagle & Dominion Fund (3)                                 9,500               4,300             5,200     *
BCTEL Pension Plan for Management and Exempt                    5,800               2,300             3,500     *
   Employees (4)(5)
Mark W. Blodgett (6)                                        4,351,859             246,154         4,105,705    33.03%
Cranshire Capital, L.P. (7)                                   320,300             160,000           160,300     1.34%
The Dow Chemical Employees' Retirement Plan (4)(8)             58,000              18,000            40,000     *
Eagle & Dominion EuroAmerican Growth Fund Limited (3)         207,000              38,100           168,900     1.41%
Eagle & Dominion EuroAmerican Growth LP (3)                    43,100               7,600            35,500     *
Euram Cap Strat. "A" Fund Limited (9)                          40,000              40,000                 0     *
Government of Singapore Investment Company Pte, Ltd
   Emerging Portfolio (10)(11)                                302,000             225,000            77,000     *
Her Majesty the Queen in Right of the Province of              30,000              13,300            16,700     *
   British Columbia (10)(12)
Howard Hughes Medical Institute (4)(5)                         78,000              45,000            33,000     *
J. Caird Investors (Bermuda) L.P. (4)                          72,000              72,000                 0     *
J. Caird Partners, L.P. (4)                                    80,000              80,000                 0     *
JB Were Global Small Companies Fund (10)(13)                   53,400              30,000            23,400     *
Laborers' District Council and Contractors' of Ohio            23,000               6,000            17,000     *
   Pension Plan (4)(14)
Meinl Bank AG                                                 152,410              19,000           133,410     1.11%
New York State Nurses Association Pension                      49,000              19,000            30,000     *
    Plan (4)(11)
NZFunds Global Small Companies Trust (4)(13)                   28,000              14,000            14,000     *
Ohio Carpenters' Pension Plan (4)(15)                          37,000              12,000            25,000     *
Oregon Investment Council (4)(16)                             195,000              91,000           104,000     *
Retail Employees Superannuation Pty Limited (4)(17)            27,500              16,400            11,100     *
The Robert Wood Johnson Foundation (9)(18)                     71,000              38,100            32,900     *
TCW Enterprise Fund L.P. (U.S.A.) (19)(20)                     45,000              25,000            20,000     *
TCW Enterprise Fund N.V. (19)(20)                              95,000              75,000            20,000     *
Telstra Super Pty LTD (10)(21)                                 40,000              40,000                 0     *
TELUS Foreign Equity Active Pool (4)(5)                        13,500               7,000             6,500     *
Van Wagoner Private Opportunities Fund (22)                    65,000              65,000                 0     *


                                                                                                       SHARES OF
                                                           SHARES OF                               COMMON STOCK OWNED
                                                          COMMON STOCK          SHARES OF        AFTER THE OFFERING (1)
                                                          OWNED AS OF          COMMON STOCK     -----------------------
SELLING STOCKHOLDER                                     FEBRUARY 26, 2002     OFFERED HEREBY      NUMBER    PERCENT (2)
-------------------                                     -----------------     --------------    -----------------------
WMP (Dublin) Global Smaller Companies Equity (4)(23)            9,500               4,500             5,000     *
WTC-CIF Emerging Companies Portfolio (4)(24)                   77,000              27,000            50,000     *
WTC-CTF EMERGING COMPANIES PORTFOLIO (4)(25)                  118,000              48,000            70,000     *
--------------------------------------------                ---------           ---------         ---------
TOTALS                                                      6,696,869           1,488,754         5,208,115    41.89%


-------------------
*        Less than 1%.

(1) Assumes that all shares hereby offered by the selling stockholders are sold.


(2) Percentage based on shares of common stock outstanding as of March 4, 2002. In computing the number of shares of common stock beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or that become exercisable within 60 days of March 4, 2002 and shares of common stock issuable upon conversion of currently convertible securities or securities that could become convertible held by that person are deemed outstanding. For purposes of computing the percentage of outstanding shares of common stock beneficially owned by such person, the shares subject to options that are currently exercisable within 60 days of March 4, 2002 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.


(3) Beneficial ownership of these shares may also be attributed to Eagle & Dominion Asset Management Ltd, which shares the power to direct the voting and disposition of the securities.

(4) Beneficial ownership of these shares may also be attributed to Wellington Management Company, LLP, which shares the power to direct the voting and disposition of the securities pursuant to a management agreement with the selling stockholder.

(5)      Shares are registered in the name of Mac & Co., as nominee.


(6) Includes 437,500 shares of common stock subject to options exercisable within 60 days of March 4, 2002. Total also includes (i) 750,000 shares of common stock owned of record by Mr. Blodgett's spouse, (ii) 174,314 shares of common stock owned by the Helen W. Blodgett Trust, of which Mr. Blodgett is a trustee, and (iii) 100,439 shares of common stock owned by the HW Blodgett TR U/A/D 1/22/86 Trust, of which Mr. Blodgett is a trustee. Mr. Blodgett is the Chairman and Chief Executive Officer of the Company.


(7)      Beneficial ownership of these shares may also be attributed to Mitchell
         P. Kopin, who serves as President of the selling stockholder, and Downsview Capital, Inc., the general partner of the selling stockholder.

(8)      Shares are registered in the name of Kane & Co., as nominee.

(9) Beneficial ownership of these shares may also be attributed to JMJ Capital, Inc., the investment manager of the selling stockholder, and Mitchell P. Kopin, who serves as President of JMJ Capital, Inc.

(10) Beneficial ownership of these shares may also be attributed to Wellington Management Company, LLP, which shares the power to direct the disposition of the securities pursuant to a management agreement with the selling stockholder.

(11)     Shares are registered in the name of Ell & Co., as nominee.

(12)     Shares are registered in the name of Hare & Co., as nominee.

(13)     Shares are registered in the name of Gerlach & Co., as nominee.

(14)     Shares are registered in the name of Tarp & Co., as nominee.

(15)     Shares are registered in the name of Hammerhead & Co., as nominee.

(16)     Shares are registered in the name of Westcoast & Co., as nominee.

(17)     Shares are registered in the name of CUDD & Co., as nominee.

(18)     Shares are registered in the name of Benchworthy & Co., as nominee.

(19) Beneficial ownership of these shares may also be attributed to TCW Asset Management Company, which is the general partner of, and investment advisor to, the selling stockholder, as well as by The TCW Group, Inc., of which TCW Asset Management Company is a wholly-owned subsidiary.

(20) Shares are registered in the name of Merrill Lynch, Pierce, Fenner & Smith, Inc., as nominee.

(21)     Shares are registered in the name of Gorman & Co, as nominee.

(22) Beneficial ownership of these shares may also be attributed to Garrett Van Wagoner, the general partner of the selling stockholder.

(23)     Shares are registered in the name of Squidlake & Co., as nominee.

(24)     Shares are registered in the name of Finwell & Co., as nominee.

(25)     Shares are registered in the name of Landwatch & Co., as nominee.

                              PLAN OF DISTRIBUTION

         The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

o block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

o an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o    privately negotiated transactions;

o    short sales;

o through the writing of options on the securities, whether the options are listed on an options exchange;

o through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

o one or more underwritten offerings on a firm commitment or best efforts basis; and

o    any combination of any of these methods of sale.

         The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

         The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         From time to time, one ore more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

         The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five year business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders may sell the securities without registration under the Securities Act, the date on which the selling stockholders have sold all of the securities or two years after the effective date of the registration statement. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

         We will not receive any proceeds from sales of any securities by the selling stockholders.

         We can not assure you that the selling stockholders will sell all or any of the securities offered for sale under this prospectus.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports or other information we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following regional offices of the Securities and Exchange Commission: 233 Broadway, New York, New York 10279 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. You may also request copies of our filings at the prescribed duplication rates by writing to the Securities and Exchange Commission's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that are filed electronically with the Securities and Exchange Commission. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus or any prospectus supplement. Information that we later file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any prospectus supplement and the documents listed below.

         The following documents previously filed by us with the Securities and Exchange Commission are incorporated in, and made a part of, this prospectus by reference as of their respective dates:


o StockerYale's Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and


o the description of the common stock contained in StockerYale's registration statement on Form 10-SB/A dated December 29, 1995, and any amendments or reports filed for the purpose of updating such description.

All future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the shares of common stock offered pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and shall be a part of this prospectus from the date of filing of such document.

         We have not authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus or, if applicable, any accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent.

         You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus except exhibits to such documents, at no cost, by writing or telephoning the office of Mr. Fred Pilon, Investor Relations, at the following address and telephone number:

                                StockerYale, Inc.
                                32 Hampshire Road
                                Salem, New Hampshire  03079
                                (603) 870-8229

                                     EXPERTS


         The consolidated financial statements as of December 31, 2001 and 2000 and for the years then ended incorporated by reference in this prospectus to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                                  LEGAL MATTERS

         The validity of the issuance of the shares offered hereby will be passed upon for the Company by its counsel, Goodwin Procter LLP, Boston, Massachusetts.

===============================================================================

         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS
                                                                     Page
Prospectus Summary.................................................... 1
Risk Factors.......................................................... 2
Special Note Regarding Forward-Looking Statements..................... 4
Use of Proceeds....................................................... 4
Registration Rights................................................... 4
Selling Stockholders.................................................. 6
Plan of Distribution.................................................. 8
Available Information.................................................10
Incorporation of Certain Documents by Reference...................... 10
Experts...............................................................11
Legal Matters.........................................................11

===============================================================================



===============================================================================





                                1,488,754 SHARES



                                STOCKERYALE, INC.





                                  COMMON STOCK








                               ------------------

                                   PROSPECTUS

                               ------------------







                               _____________, 2002



===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) anticipated to be paid by the Company in connection with the issuance and distribution of the securities.

         SEC Registration Fee..........................    $   942
         Legal Fees and Expenses.......................     50,000
         Accounting Fees and Expenses..................      3,500
         Transfer and Agency Fees......................      3,000
         Miscellaneous.................................     20,000
                    Total..............................    $77,442

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

INDEMNIFICATION

         We are a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

         Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer, director, employee or other agent of the corporation, or who serve at its request in any capacity with respect to any employee benefit plan, in his capacity as or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         Our By-laws provide that directors and officers of our company shall be indemnified by us against liabilities and expenses arising out of service as a director or officer of our Company. Our By-laws provide that such indemnification shall not be provided if (i) it is determined that the action giving rise to the liability was not taken in good faith and in the reasonable belief that the action was in the best interests of our Company or (ii) in a criminal matter, it is adjudicated or determined that the director or officer had reasonable cause to believe his conduct was unlawful. No indemnification shall be provided for any director or officer with respect to any proceeding by or in the right of our Company or alleging that a director or officer received an improper personal benefit if he is adjudged liable to us in such proceeding. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws. The By-laws also provide that the right of directors and officers to indemnification is a contract right.

         Under our By-laws, indemnification shall include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated or determined to be not entitled to such indemnification under the By-laws, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided even if the person to be indemnified is no longer an officer, director, or employee of our Company.

         The By-laws provide that we shall not indemnify a director or officer in connection with any action, suit, proceeding or investigation initiated by the director or officer unless such initiation was approved by our Board of Directors.

         The By-laws provide that we are authorized to purchase and maintain liability insurance on behalf of any of our directors, officers, employees or agents, whether or not we would have power to indemnify him against such liability or cost.

LIMITATION OF LIABILITY

         Massachusetts General Laws Chapter 156B, Section 13 enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

         Our Amended and Restated Articles of Organization provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duties. This limitation of liability does not limit any director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company currently carries a directors' and officers' liability insurance policy covering its directors and officers.

ITEM 16.  EXHIBITS.


EXHIBIT
NO.           DESCRIPTION

   *4.1       Form of Stock Purchase Agreement between StockerYale, Inc. and the selling stockholders
    4.2       Amended and Restated Articles of Organization of StockerYale,
              Inc., incorporated by reference to Exhibit 3.1 of StockerYale's
              Form 10-KSB for the year ended December 31, 2000
    4.3       Amendment to the Amended and Restated Articles of Organization
              of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale's Form 10-QSB for the quarter ended June 30, 2001
    4.4       Amended and Restated Bylaws of StockerYale, Inc., incorporated by reference to Exhibit  3.2 of StockerYale's Form 10-SB, as amended, filed on November 2, 1995
   *5.1       Opinion of Goodwin Procter LLP
 **23.1       Consent of Arthur Andersen LLP
   23.2       Consent of Goodwin Procter LLP (included in Exhibit 5.1)
  *24.1       Power of Attorney (included on signature page)

---------------
 * Previously filed
** Included herewith

ITEM 17.  UNDERTAKINGS.

A.       The undersigned registrant hereby undertakes:

         1. To file, during any period which in offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that the registrant does not need to give the statements in paragraphs (a)(1)(i) and (a)(1)(ii) of this item if the information required in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Securities and Exchange Commission by the registrant under the Securities Exchange Act of 1934.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of New Hampshire, on April 1, 2002.



                                      STOCKERYALE, INC.

                                      By: /s/ Francis J. O'Brien
                                          ------------------------------------
                                          Francis J. O'Brien
                                          Chief Financial Officer, Treasurer
                                          and Clerk

                                POWER OF ATTORNEY



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                              TITLE                              DATE
---------                                              -----                              ----
              *                                        Chairman of the Board              April 1, 2002
---------------------------------------------          of Directors and Chief
Mark W. Blodgett                                       Executive Officer


              *                                        President and Director             April 1, 2002
---------------------------------------------
Alain Beauregard


              *                                        Director                           April 1, 2002
---------------------------------------------
Lawrence W. Blodgett


              *                                        Director                           April 1, 2002
---------------------------------------------
Clifford L. Abbey


              *                                        Director                           April 1, 2002
---------------------------------------------
Steven E. Karol


SIGNATURE                                              TITLE                              DATE
---------                                              -----                              ----
              *                                        Director                           April 1, 2002
---------------------------------------------
Dr. Herbert Cordt


              *                                        Director                           April 1, 2002
---------------------------------------------
Raymond J. Oglethorpe


/s/ Francis J. O'Brien                                 Chief Financial Officer,           April 1, 2002
---------------------------------------------          Treasurer and Clerk
Francis J. O'Brien                                     (Principal Financial and
                                                       Principal Accounting Officer)

*By: /s/ Francis J. O'Brien
   ------------------------------------------
   Francis J. O'Brien
   Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION

   *4.1       Form of Stock Purchase Agreement between StockerYale, Inc. and the selling stockholders
    4.2       Amended and Restated Articles of Organization of StockerYale,
              Inc., incorporated by reference to Exhibit 3.1 of StockerYale's
              Form 10-KSB for the year ended December 31, 2000
    4.3       Amendment to the Amended and Restated Articles of Organization
              of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale's Form 10-QSB for the quarter ended June 30, 2001
    4.4       Amended and Restated Bylaws of StockerYale, Inc., incorporated by reference to Exhibit 3.2 of StockerYale's Form 10-SB, as amended, filed on November 2, 1995
   *5.1       Opinion of Goodwin Procter LLP
 **23.1       Consent of Arthur Andersen LLP
   23.2       Consent of Goodwin Procter LLP (included in Exhibit 5.1)
  *24.1       Power of Attorney (included on signature page)

-----------------
 * Previously filed
** Included herewith